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Exhibit
No.  11

                        COMPUTATION OF PER SHARE EARNINGS

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share


                                                                        December 31,       December 31,
                                                                            1998               1997
                                                                        ------------        ------------

Net loss, as reported                                                   $  (421,188)       $(1,212,566)

Preferred stock preference items:

Warrant                                                                 $  (214,000)                --

Discount inherent in conversion terms of Series C                       $   (25,958)       $  (146,308)
           convertible preferred stock upon issuance

Discount inherent in conversion terms of Series D                       $   (20,644)       $  (116,354)
           convertible preferred stock upon issuance


Discount inherent in conversion terms of Series E
           convertible preferred stock upon issuance                    $   (75,000)                --

Discount inherent in conversion terms of Series F                       $   (18,750)                --
           convertible preferred stock upon issuance

Interest on Series B, C, D and F convertible preferred stock            $  (413,625)       $  (404,750)
                                                                        ------------        ------------

Total preferred stock preference item                                   $  (767,977)       $  (667,412)

Net loss attributable to common stockholders                            $(1,189,165)       $(1,879,978)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                        1,798,580          1,343,876
B. Shares attributable to convertible preferred stock outstanding                --                 --
C. Shares attributable to common stock options and warrants
           pursuant to APB 15, paragraph 38 (a)                                  --                 --
                                                                        ------------        ------------

Weighted average shares outstanding                                       1,798,226          1,343,876
                                                                        ============        ============

Net loss  per share                                                     $     (0.66)       $     (1.40)
                                                                        ============        ============